Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Retirement Savings Plan of Pershing LLC (the “Plan”) of our report dated June 11, 2004, with respect to the financial statements and schedule of the Plan included in this Annual Report (Form 11-K) for the period ended December 31, 2003.

/s/    Ernst & Young LLP

New York, New York

June 23, 2004